Exhibit 10.10

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of April         , 2013, by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company”), and Marvin R. Wooten, residing at the address set forth in the Company’s records (the “Executive”).

WHEREAS, Hannon Armstrong Capital, LLC, the entity through which the Company was operating its business (“Hannon Armstrong”), and the Executive have previously entered into that certain Employment Agreement dated October 1, 2010, under which the Executive was employed as Executive Vice President (the “Prior Employment Agreement”); and

WHEREAS, in connection with the initial public offering of the Company (the “Company’s IPO”), the Company will engage in a series of transactions that will enable the Company to qualify as a real estate investment trust for U.S. federal income tax purposes and will result in Hannon Armstrong becoming a subsidiary of the Company (collectively, the “Formation Transactions”); and

WHEREAS, the Company wishes to offer employment to the Executive, and the Executive wishes to accept such offer on the terms set forth below, to be effective as of the completion of the Company’s IPO and the Formation Transactions, at which time the Prior Employment Agreement will automatically terminate and this Agreement will become in effect; and

WHEREAS, the Company and the Executive are entering into an Indemnification Agreement (the “Indemnification Agreement”) simultaneously herewith.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date on which the Company’s IPO and the Formation Transactions are consummated (the “Commencement Date”) and continuing for a four-year period (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to automatically continue following the Initial Term for additional successive one-year periods (each, a “Subsequent Term”) in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing of its intention not to continue such employment at least 90 days prior to the expiration of the Initial Term or any Subsequent Term, as applicable (the Initial Term, together with all Subsequent Terms hereunder, shall hereinafter be referred to as the “Term”).

2. Duties. During the Term, the Executive shall be employed by the Company as Executive Vice President of the Company, and, as such, the Executive shall faithfully perform for the Company the duties of such office and shall have such responsibilities and authority as are customary for an Executive Vice President employed by a public company of similar size and nature and shall report directly to the Chief Executive Officer of the Company (the “CEO”). The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder; provided, however, that the Executive shall be permitted to continue service as set forth in Exhibit A and, subject to the approval of the Board of Directors of the Company (the “Board”), the Executive may serve on the board of directors or trustees of any business corporation or charitable organization and such service shall not be a violation of this Agreement, provided that such other activities do not materially interfere with the performance of the Executive’s duties hereunder.

3. Compensation.

3.1 Salary. The Company shall pay the Executive during the Term a salary at the minimum rate of $285,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives from time to time. The CEO shall make recommendations to the Compensation Committee of the Board (the “Compensation Committee”) with respect to Executive’s Annual Salary on an annual basis and the Compensation Committee shall review such recommendation and provide for any increase as it shall determine in its sole discretion (such annual salary, the “Annual Salary”). Once increased, the Annual Salary shall not thereafter be decreased.

3.2 Bonus. For the Company’s 2013 fiscal year, the Executive shall be eligible to receive a cash bonus with a target amount equal to 70% of Executive’s Annual Salary (the “2013 Bonus”), subject to satisfaction of Company performance measures as determined in the sole discretion of the Compensation Committee. For each fiscal year during the Term following the 2013 fiscal year, the Executive shall be eligible to receive a cash bonus with a target amount equal to at least 125% of Executive’s Annual Salary, subject to satisfaction of both Company and individual performance goals as determined by the Compensation Committee (each, an “Annual Bonus”). The 2013 Bonus and Annual Bonuses shall be paid in the fiscal year following the fiscal year for which such bonuses are awarded, but in all events shall be paid no later than March 15 of such following fiscal year.

3.3 Benefits - In General. Except with respect to benefits of a type otherwise provided for under Section 3.4, the Executive shall be permitted during the Term to participate in any group life, hospitalization and disability insurance plans, health programs, equity incentive plans, long-term incentive programs, 401(k) and other retirement plans, fringe benefit programs and similar benefits that may be available (currently or in the future) to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.4 Vacation. Without limiting the generality of Section 3.3, the Executive shall be entitled to paid vacation of 20 business days per year (to be taken at reasonable times in accordance with the Company’s policies).

3.5 Equity Incentive Compensation.

(a) On the Commencement Date, the Executive shall be granted an award (the “Initial Award”) consisting of 43,714 shares of restricted stock under the Company’s 2013 equity incentive plan (the “Equity Incentive Plan”) and the respective award agreement (the “Award Agreement”). The restricted stock granted on the Commencement Date will vest based on continued service in four (4) equal annual installments following the Commencement Date, with the final tranche vesting on the 4th anniversary of the Commencement Date. Dividends will be paid to Executive on vested and unvested shares of restricted stock if and when dividends are paid to holders of Company common stock generally. Following the Company’s 2013 Fiscal Year, the Executive shall be eligible for regular annual grants of restricted stock, stock options or other awards under the Equity Incentive Plan on such terms and in such amounts (if any) as may be determined by the Compensation Committee in its sole discretion. All (x) stock option, restricted stock and other stock-settled equity-based awards granted to Executive shall provide to Executive the right to direct the Company or an affiliate to satisfy the minimum statutory tax withholding obligations arising with respect to such awards by withholding from the shares that would otherwise be delivered such number of shares having a fair market value equal to such minimum statutory tax withholding obligation and (y) stock options granted to Executive shall permit the Executive to “net exercise” the stock options by directing the Company to withhold from the number of shares that would otherwise be issued upon exercise of the stock option such number of shares having a fair market value as of the date of exercise equal to the exercise price of the option (or portion thereof that the Executive has elected to net exercise).

(b) Upon the effective date of a Change in Control (as defined below), all of the Executive’s outstanding shares of restricted stock or other stock-based compensation shall vest in full and become free of restrictions.

3.6 Expenses. The Company shall promptly pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive documents such expenses with the properly completed forms as prescribed from time to time by the Company in accordance with the Company’s policies, plans and programs.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Executive’s employment shall terminate effective as of the date of death. If there is a good faith determination by the Board that the Executive has become physically or mentally incapable of performing the Executive’s duties under this Agreement and such disability has disabled the Executive for a cumulative period of 180 days within any 12-month period (a “Disability”), the Company shall have the right after such determination and passage of time, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive.

4.1 Compensation due to Death. Upon the effective date of termination of employment due to death , (i) the Executive’s estate or beneficiaries shall be entitled to receive, in a lump sum payment (subject to Section 7.16 of this Agreement) within 30 days following the effective date of Executive’s termination of employment equal to: (x) Annual Salary, Annual Bonus, and other benefits earned and accrued under this Agreement but not yet paid prior to the effective date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) (the “Accrued Benefits”) and (y) a pro rata (based on the number of days employed up to the effective date of termination in the applicable fiscal year) target Annual Bonus for the fiscal year in which Executive’s termination occurs, calculated based on actual results for such fiscal year, paid at the time that the Annual Bonus would otherwise be paid in accordance with Section 3.2 hereof; (ii) for a period of 24 months after the effective date of termination of employment, such continuing medical benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive and the Executive’s eligible beneficiaries would have received under this Agreement (and at such costs to the Executive or the Executive’s estate, as applicable) in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits) (or, if such continuation of subsidized coverage would violate Section 105(h) of the Code, the Company will make monthly payments to the Executive in an amount so that after payment of taxes on the payments, the Executive retains an amount equal to the monthly premium he is required to pay to continue the coverage); (iii) the Executive’s estate or beneficiaries shall be entitled to receive the death benefits provided under any group insurance plan offered by the Company; and (iv) with respect to (x) the Initial Award, all outstanding shares of restricted stock shall vest and become free of restrictions and (y) with respect to any outstanding unvested equity-based awards other than the Initial Award, a pro rata portion (based on the number of days until death over 365) of any shares that would have vested for the year of Executive’s death shall vest and become free of restrictions and be exercisable in accordance with their terms, and any remaining portion of such awards shall be forfeited unless otherwise provided in an applicable award agreement, or as otherwise agreed by the Company.

4.2 Compensation due to Disability. Upon the effective date of termination of employment due to Disability (i) the Executive shall be entitled to receive, in a lump sum payment (subject to Section 7.16 of this Agreement) within 30 days following the effective date of Executive’s termination of employment equal to: (x) the Accrued Benefits and (y) the target Annual Bonus for the fiscal year in which Executive’s termination occurs, calculated based on actual results for such fiscal year, paid at the time that the Annual Bonus would otherwise be paid in accordance with Section 3.2 hereof; (ii) for a period of 24 months after the effective date of termination of employment, such continuing medical benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive and the Executive’s eligible beneficiaries would have received under this Agreement (and at such costs to the Executive or the Executive’s estate, as applicable) in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits) (or, if such continuation of subsidized coverage would violate Section 105(h) of the Code, the Company will make monthly payments to the Executive in an amount so that after payment of taxes on the payments, the Executive retains an amount equal to the monthly premium that the Executive is required to pay to continue the coverage); (iii) the Executive, or the Executive’s estate or beneficiaries shall be entitled to receive the disability benefits provided under any group insurance plan offered by the Company; and (iv) with respect to (x) the Initial Award, all outstanding shares of restricted stock shall vest and become free of restrictions and (y) with respect to any outstanding unvested equity-based awards other than the Initial Award, a pro rata portion (based on the number of days until Disability over 365) of any shares that would have vested for the year of Disability shall vest and become free of restrictions and be exercisable in accordance with their terms, and any remaining portion of such awards shall be forfeited unless otherwise provided in an applicable award agreement, or as otherwise agreed by the Company.

5. Certain Terminations of Employment.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean, the Executive’s:

(i) commission of, and indictment for or formal admission to, a felony involving moral turpitude, deceit, dishonesty or fraud (but excluding traffic violations);

(ii) willful and material misconduct or gross misconduct in connection with the performance of the Executive’s duties, including, without limitation, embezzlement or the misappropriation of funds or property of the Company;

(iii) failure to adhere to the lawful directions of the CEO, to adhere to the Company’s policies and practices or, as required in Section 2 hereof, to devote substantially all of the Executive’s business time and efforts to the Company, which failure continues for a period of 30 business days after written demand for corrective action is delivered by the Company; or

(iv) material breach of (x) any covenant contained in Section 6 of this Agreement; or (y) the other terms and provisions of this Agreement and, in each case, failure to cure such breach within 10 days following written notice from the Company specifying such breach;

provided, that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time within 30 days following the occurrence of any of the events described above (or, if later, the Company’s knowledge thereof).

(b) The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate the Executive’s employment on at least 30 days’ written notice. If the Company terminates the Executive for Cause, or the Executive terminates the Executive’s employment and the termination by the Executive is not covered by Section 4 or 5.2, the Executive shall receive the Accrued Benefits in a lump sum payment (subject to Section 7.16 of this Agreement) within 30 days following Executive’s termination of employment.

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason; Expiration/Non-Renewal by the Company.

(a) For purposes of this Agreement, “Good Reason” shall mean the following, unless consented to by the Executive:

(i) any change in job title or material diminution in the Executive’s roles and responsibilities from those set forth in this Agreement (including, without limitation, the assignment of duties materially inconsistent with Executive’s position) that cause a reduction in the Executive’s Annual Salary or Annual Bonus potential;

(ii) a material reduction in the Executive’s Annual Salary or Annual Bonus potential;

(iii) a relocation of the Company’s headquarters outside a 30 mile radius of Annapolis, MD or moving of the Executive’s office or place of performance from the Company’s headquarters; or

(iv) a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company.

Notwithstanding the foregoing, following a Change in Control, the definition of “Good Reason” as set forth above shall be modified to delete all references to the term “material” (namely, in Section 5.2(a)(i), Section 5.2(a)(ii) and Section 5.2(a)(iv)), and the definition of “Good Reason” shall otherwise remain in effect as provided herein. Furthermore, (x) Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by the Executive no later than 60 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises (or, if later, the Executive’s knowledge thereof); and (y) if there exists (without regard to this clause (y)) an event or condition that constitutes Good Reason (pursuant to Section 5.2(a)(i), Section 5.2(a)(ii) or Section 5.2(a)(iv), the Company shall have 30 days from the date written notice of such a termination is given by the Executive to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b) The Company may terminate the Executive’s employment at any time for any reason or no reason. The Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason, and for Good Reason. If (x) the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, (y) the Executive terminates the Executive’s employment for Good Reason, or (z) the Executive’s termination of employment results from the Company’s notice of non-renewal following the Initial Term or any Subsequent Term in accordance with Section 1, then (i) the Executive shall be entitled to receive, in a lump sum payment (subject to Section 7.16 of this Agreement) on the 30th day following the Executive’s termination of employment, (A)

the Accrued Benefits, and (B) an amount equal to two times the sum of (x) the Executive’s Annual Salary and (y) an amount equal to the greater of (1) the Executive’s average Annual Bonus actually received in respect of the three fiscal years (or such fewer number of fiscal years with respect to which Executive received an Annual Bonus) prior to the year of termination and (2) the Executive’s target Annual Bonus for the fiscal year in which such termination of employment occurs; (ii) for a period of 24 months after termination of employment, such continuing medical benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have affected such benefits) (or, if such continuation of subsidized coverage would violate Section 105(h) of the Code, the Company will make monthly payments to the Executive in an amount so that after payment of taxes on the payments, the Executive retains an amount equal to the monthly premium that the Executive is required to pay to continue the coverage); and (iii) all outstanding equity (or equity-based) incentives and awards held by the Executive shall thereupon immediately vest and become free of restrictions and all stock options shall be exercisable in accordance with their terms and shall not expire prior to the earlier of the term of such stock option and the first anniversary after the date of termination (or, in the case of a Change in Control, the earlier of the term of stock option and the third anniversary of the Change in Control).

(c) Notwithstanding clause 5.2(b)(ii), (i) nothing herein shall restrict the ability of the Company to amend or terminate the insurance, health and welfare plans and programs referred to in such clause 5.2(b)(ii) from time to time in its sole discretion, provided that any such amendments or termination are made applicable generally on the same terms to all actively employed senior executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive compared with any other officers of the Company, but the Company may not reduce benefits already earned and accrued by, but not yet paid to, the Executive and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause 5.2(b)(ii) after such time as the

Executive becomes entitled to receive benefits of the same type and at least as favorable to the Executive from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(d) Notwithstanding any other provision of this Agreement, the Company shall not be required to make the payments and provide the benefits provided for under Section 5.2(b) unless the Executive executes and delivers to the Company a waiver and release substantially in the form attached hereto as Exhibit B and such waiver and release becomes effective and irrevocable within 21 days following the date of termination; provided, that the Company shall have provided the Executive with such waiver and release within 10 business days following the Executive’s termination of employment.

(e) For purposes of this Agreement, “Change in Control” shall have the same meaning as prescribed in the Equity Incentive Plan.

(f) No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company.

6. Covenants of the Executive.

6.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is to provide debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment and make more efficient use of natural resources (such businesses, and any and all other businesses in which, at the time of the Executive’s termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending 12 months following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), the Executive shall not in the Restricted Territory (as defined below), directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (i) engage in the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its subsidiaries in the Business or (ii) render to a person, corporation, partnership or other entity engaged in the Business the same services that the Executive renders to the Company; provided, however, that, notwithstanding the foregoing, (A) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (x) such securities are listed on any national securities exchange, (y) the Executive is not a controlling person of, or a member of a group which controls, such entity, and (z) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity; and (B) the Executive may continue to serve on any board of directors on which the Executive was serving as of the date of the Executive’s termination of employment; and (C) the Executive may be employed by or provide services for a company (a “Conglomerate”) with multiple lines of businesses, including a line of business competitive with the Company, so long as the following conditions are satisfied: (w) the Conglomerate derives less than ten percent (10%) of its total annual revenue from the line of business that is competitive with the Company (the “Competitive Division”), (x) the Executive is employed by or provides services to a line of business of Conglomerate that is not competitive with the Company; and (y) the Executive does not perform services for the Competitive Division; and (z) the Executive (A) provides the Company with advance notice of such employment or service and (B) informs the Conglomerate in writing of its obligations under this Section 6.

For purposes of this Agreement, the “Restricted Territory” shall mean any (i) state in the United States and (ii) foreign country or jurisdiction, in the case of clause (i) or (ii), in which the Company (x) is actively conducting the Business during the Term or (y) has initiated a plan adopted by the Board to conduct the Business in the two years following the Term.

(b) During and after the Term, the Executive shall keep secret and retain in strictest confidence, and shall not use for the Executive’s benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except in the course of the Executive’s duties or with the CEO’s express written consent. Confidential Company Information does not include information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or which is independently developed or obtained by the Executive on the Executive’s own time without reliance upon any confidential information of the Company or use of any Company resources. Notwithstanding anything in this agreement to the contrary, the Executive may disclose Confidential Company Information where the Executive is required to do so by law, regulation, court order, subpoena, summons or other valid legal process; provided, that the Executive, so long as legally permitted to do so, first (i) promptly notifies the Company, (ii) uses commercially reasonable efforts to consult with the Company with respect to and in advance of the disclosure thereof, and (iii) reasonably cooperates with the Company to narrow the scope of the disclosure required to be made, in each case, solely at the Company’s expense.

(c) During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company or any of its subsidiaries, any person or entity who is or was during the 6-month period preceding the Executive’s termination of employment, an employee, agent or independent contractor of the Company or any of its subsidiaries. During the Restricted Period, the Executive shall not, whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company’s or any of its subsidiaries’ relationship with, or endeavor to entice away from the Company for a competing business, any person who is or was during the 6-month period preceding the Executive’s termination of employment, a customer, client, agent, or independent contractor of the Company or any of its subsidiaries. For purposes hereof, “customer” and “client,” as such terms relate to government customers, mean the program office to which the Company is or was providing any goods or services as of the date hereof or during the one-year period prior to the date hereof.

(d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive containing Confidential Company Information (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be promptly returned to the Company. This section shall not apply to materials that the Executive possessed prior to the Executive’s business relationship with the Company, to the Executive’s personal effects and documents, and to materials prepared by the Executive for the purposes of seeking legal or other professional advice.

(e) At no time during the Executive’s employment by the Company or at any time thereafter shall the Executive or any representative of the Company publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the other party, or in any way otherwise be materially injurious to the Business or reputation of the other party, unless otherwise required by applicable law or regulation or by judicial order.

6.2 Rights and Remedies upon Breach.

(a) The parties hereto acknowledge and agree that any breach of any of the provisions of Section 6.1 or any subparts thereof (individually or collectively, the “Restrictive Covenants”) may result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if either party breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 or any subpart thereof, the other party and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the other party and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to seek to have the Restrictive Covenants or other obligations herein specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to seek an entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, whether or not then continuing, of such covenants.

(b) The Executive agrees that the provisions of Section 6.1 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company’s legitimate business interests and if enforced, will not prevent the Executive from obtaining gainful employment should the Executive’s employment with the Company end. The Executive agrees that in any action seeking specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable as drafted. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) the Executive has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects as drafted. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration.

(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Maryland in accordance with Maryland law and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of Maryland. The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction. The arbitration shall be held in Annapolis, Maryland.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, or overnight courier, postage prepaid. Any such notice shall be deemed given when so delivered personally, sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, Maryland 21401

Attention: General Counsel

(ii)	If to the Executive, to the address in the records of the Company.

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement, together with the Indemnification Agreement and the Award Agreements contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior Employment Agreement.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as expressly provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.

7.8 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. Except as otherwise provided by operation of law, in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, provided that the successor or purchaser agrees, as a condition of such transaction, to assume all of the Company’s obligations hereunder.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5, 6, and 7, shall survive any termination of the Executive’s employment hereunder and continue in full force until performance of the obligations thereunder, if any, in accordance with their respective terms.

7.13 Existing Agreements. The Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

7.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.15 Parachute Payments. If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other person or entity to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive will receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment. If any Payment constitutes non-qualified deferred compensation or if the Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved. All determinations required to be made under this Section 7.15, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Company and the Executive.

7.16 Section 409A Compliance. Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code are intended to comply with the requirements of Section 409A and this Agreement shall be interpreted accordingly. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to the Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within 10 days after the end of such deferral period. If the Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death. For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each COBRA (Consolidated Omnibus Budget Reconciliation Act) continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments. The Executive will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A. Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

The parties agree to consider any amendments or modifications to this Agreement or any other compensation arrangement between the parties, as reasonably requested by the other party, that is necessary to cause such agreement or arrangement to comply with Section 409A (or an exception thereto), provided that such proposed amendment or modification does not change the economics of the agreement or arrangement and does not provide for any additional cost to either party. Notwithstanding the foregoing, the parties will not be obligated to make any amendment or modification and the Company makes no representation or warranty with respect to compliance with Section 409A and shall have no liability to the Executive or any other person if any provision of this Agreement or such other arrangement are determined to constitute deferred compensation subject to Section 409A that does not satisfy an exemption from, or the conditions of, such Section.

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:

Name:

Title:

MARVIN R. WOOTEN

EXHIBIT A

[Purposefully Left Blank]

EXHIBIT B

Form of Waiver and Release

This Waiver and General Release of all Claims (this “Agreement”) is entered into by [            ] (the “Executive”) and Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

In consideration of the promises set forth in the Employment Agreement between the Executive and the Company, dated [            ], 2013 (the “Employment Agreement”), the Executive and the Company agree as follows:

1. General Releases and Waivers of Claims.

(a) Executive’s Release of Company. In consideration of the payments and benefits provided to the Executive under Section 5.2(b) of the Employment Agreement and after consultation with counsel, the Executive (or the Executive’s estate, as applicable) hereby irrevocably and unconditionally releases and forever discharges the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of its or their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, stockholders, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively, “Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive (or the Executive’s estate, as applicable) may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service; provided, however, that the Executive (or the Executive’s estate, as applicable) does not release, discharge or waive (A) any rights to payments and benefits provided under the Employment Agreement, (B) any right the Executive (or the Executive’s estate, as applicable) may have to enforce this Agreement, the Award Agreements or the Employment Agreement, (C) the Executive’s rights under the Indemnification Agreement and rights to indemnification and advancement of expenses in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, (D) any claims for benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, or (E) any right or claim that the Executive (or the Executive’s estate, as applicable) may have to obtain contributions as permitted by applicable law in an action in which both the Executive on the one hand or any Company Party on the other hand are held jointly liable.

(b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under Section 5.2(b) of the Employment Agreement, the Executive hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with the Executive’s termination to consult with an attorney of the Executive’s choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has been given the opportunity to do so; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of the Executive’s choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that the Executive has seven days following the date on which the Executive signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of the Executive’s revocation of the release and waiver contained in this paragraph.

(c) No Assignment. The Executive (or the Executive’s estate, as applicable) represents and warrants that the Executive (or the Executive’s estate, as applicable) has not assigned any of the Claims being released under this Agreement.

2. Waiver of Relief. The Executive (or the Executive’s estate, as applicable) acknowledges and agrees that by virtue of the foregoing, the Executive (or the Executive’s estate, as applicable) has waived any relief available to him/it (including without limitation, monetary damages and equitable relief, and reinstatement) under any of the Claims waived in paragraph 2. Therefore the Executive (or the Executive’s estate, as applicable) agrees that he/it will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any Claim or right waived in this Agreement. Nothing in this Agreement shall be construed to prevent the Executive (or the Executive’s estate, as applicable) from cooperating with or participating in an investigation conducted by, any governmental agency, to the extent required or permitted by law.

3. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

4. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any other Company Party or the Executive.

5. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State.

6. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved in accordance with Section 7.3 of the Employment Agreement.

7. Notices. All notices or communications hereunder shall be made in accordance with Section 7.4 of the Employment Agreement.

THE EXECUTIVE (OR THE EXECUTIVE’S ESTATE, AS APPLICABLE) ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT AND THAT HE/IT FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE/IT HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS/ITS OWN FREE WILL.

MARVIN R. WOOTEN

Date:

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:
Name:
Title:

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